ETF DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into as of October 8, 2025, by and between Impax Funds Series Trust I, a Massachusetts business trust (the “Client”), and Foreside Financial Services, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Client is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), with separate and distinct series and is registered with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Client intends to create and redeem shares of beneficial interest (the “Shares”) of each series that is an exchange-traded fund (each, a “Fund”) on a continuous basis and list the Shares on one or more national securities exchanges (together, the “Listing Exchanges”);

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, the Client desires to retain the Distributor to (i) act as the principal underwriter of the Funds with respect to the creation and redemption of creation units (“Creation Units”) of each Fund, and (ii) hold itself available to review and approve orders for such Creation Units in the manner set forth in the Client’s Prospectus; and

WHEREAS, the Distributor is willing to provide the services described herein to the Client subject to the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth herein, the parties agree as follows:

1. Appointment of Distributor. The Client hereby appoints the Distributor to serve as the principal underwriter of the Funds with respect to the creation and redemption of Creation Units of each Fund listed in Exhibit A hereto (as may be amended by the Client from time to time on written notice to the Distributor) on the terms and for the period set forth in this Agreement and subject to the registration requirements of the federal securities laws and of the laws governing the sale of securities in the various states, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder.

2. Definitions. Wherever they are used herein, the following terms have the following respective meanings:

(a) “Prospectus” means the Prospectus and Statement of Additional Information constituting parts of the Registration Statement of the Trust under the 1933 Act and the 1940 Act as such Prospectus and Statement of Additional Information may be amended or supplemented and filed with the SEC from time to time;

(b) “Registration Statement” means the registration statement most recently filed from time to time by the Trust with the SEC and effective under the 1933 Act and the 1940 Act, as such registration statement is amended by any amendments thereto at the time in effect; and

(c) All other capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Registration Statement and the Prospectus.

3. Services and Duties of the Distributor

(a) The Distributor agrees to serve as the principal underwriter of the Funds in connection with the review and approval of all purchase and redemption orders of Creation Units of each Fund by authorized participants (each an “AP”, and collectively, the “APs”) that have executed an Authorized Participant Agreement for the purchase and redemption of Creation Units (each such agreement an “AP Agreement”) with the Distributor and Transfer Agent/ Index Receipt Agent. Nothing herein shall affect or limit the right and ability of the Transfer Agent/ Index Receipt Agent to accept Fund Securities, Deposit Securities, and related Cash Components through or outside the Clearing Process, and as provided in and in accordance with the Registration Statement and Prospectus. The Client acknowledges that the Distributor shall not be obligated to approve any certain number of orders for Creation Units.

(b) The Distributor agrees to use commercially reasonable efforts to provide the following services to the Client with respect to the continuous distribution of Creation Units of each Fund: (i) the Distributor shall approve and maintain copies of confirmations of Creation Unit purchase and redemption order acceptances; (ii) to the extent required by law, the Distributor will deliver copies of the Prospectus (and will deliver any amendments to the Prospectus to the extent that such amendments are provided to the Distributor by the Fund) to purchasers of such Creation Units and, upon request, the Statement of Additional Information; (iii) the Distributor shall maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent/Index Receipt Agent; and (iv) at the request of the Client, the Distributor shall enter into the Standard AP Agreements (as defined below) between and among Authorized Participants, the Distributor and the Transfer Agent/Index Receipt Agent, for the purchase and redemption of Creation Units of the Funds, and may, in its discretion, enter into non-standard AP agreements with APs as the Client may select, for the purchase and redemption of Creation Units of the Funds. The Funds’ form of AP agreement shall be in a form similar to that attached at Exhibit B (“Standard AP Agreement”). The Client shall ensure that the Funds’ Standard AP Agreement is reviewed by the Client’s board of trustees (the “Board”).

(c) The Distributor shall ensure that all direct requests to Distributor for Prospectuses, Statements of Additional Information, product descriptions and periodic fund reports, as applicable, are fulfilled.

(d) The Distributor agrees to make available, at the Client’s request, one or more members of its staff to attend, either via virtual communications or in person, Board meetings of the Client in order to provide information with regard to the Distributor’s services hereunder and for such other purposes as may be requested by the Board.

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(e) The Distributor agrees to review all Client marketing materials (“Marketing Materials”) provided by the Client for compliance with applicable Securities and Exchange Commission (“SEC”) and FINRA advertising rules and regulations, and shall file with FINRA those Marketing Materials required to be filed with FINRA. The Distributor agrees to furnish to the Client any comments provided by regulators with respect to such Marketing Materials.

(f) The Distributor shall not offer any Shares and shall not approve any creation or redemption order hereunder if and so long as the effectiveness of the Registration Statement or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act or if and so long as a current Prospectus as required by Section 10 of the 1933 Act is not on file with the SEC; provided, however, that nothing contained in this paragraph shall in any way restrict or have any application to or bearing upon the Client’s obligation to redeem or repurchase any Shares from any shareholder in accordance with provisions of the Prospectus or Registration Statement.

(g) The Distributor shall work with the Transfer Agent/Index Receipt Agent to review and approve orders placed by Authorized Participants and transmitted to the Transfer Agent/Index Receipt Agent.

(h) The Distributor agrees to maintain, and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, such records as are required to be maintained by Rule 31a-1(d) under the 1940 Act. The Distributor agrees that all records which it maintains pursuant to the 1940 Act for the Client shall at all times remain the property of the Client, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request; provided, however, that Distributor may retain all such records required to be maintained by Distributor pursuant to applicable FINRA or SEC rules and regulations.

(i) The Distributor agrees to maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor’s services under this Agreement, and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Board or the Client’s Chief Compliance Officer.

4. Duties of the Client.

(a) The Client agrees to create, issue, and redeem Creation Units of each Fund in accordance with the procedures described in the Prospectus. Upon reasonable notice to the Distributor and in accordance with the procedures described in the Prospectus, the Client reserves the right to reject any order for Creation Units or to stop all receipts of such orders at any time.

(b) The Client agrees that it will take all actions necessary to register an indefinite number of Shares under the 1933 Act.

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(c) The Client will make available to the Distributor such number of copies as Distributor may reasonably request of (i) its then currently effective Prospectus and Statement of Additional Information and product description, (ii) copies of semi-annual reports and unaudited financial statements and annual reports and audited financial statements of the Client’s books and accounts made by independent public accountants regularly retained by the Client, and (iii) such other publicly available information for use in connection with the distribution of Creation Units.

(d) The Client shall inform the Distributor of any such jurisdictions in which the Client has filed notice filings for Shares for sale under the securities laws thereof and shall promptly notify the Distributor of any change in this information. The Distributor shall not be liable for damages resulting from the sale of Shares in unauthorized jurisdictions where the Distributor had no information from the Client that such sale or sales were unauthorized at the time of such sale or sales.

(e) The Distributor acknowledges and agrees that the Client reserves the right to suspend sales and the Distributor’s authority to review and approve orders for Creation Units on behalf of the Client. Upon due notice to the Distributor, the Client shall suspend the Distributor’s authority to review and approve Creation Units if, in the judgment of the Client, it is in the best interests of the Client to do so. Suspension will continue for such period as may be determined by the Client.

(f) The Client shall arrange to provide the Listing Exchanges with copies of Prospectuses, Statements of Additional Information, and product descriptions to be provided to purchasers in the secondary market.

(g) The Client will make it known that Prospectuses and Statements of Additional Information and product descriptions are available by making sure such disclosures are in all Marketing Materials prepared by or at the direction of the Client.

(h) The Client agrees to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(i) The Client shall reasonably cooperate in the efforts of the Distributor to distribute the Shares. In addition, the Client shall keep the Distributor reasonably informed of its affairs related to the activities contemplated by this Agreement. The Client shall forward a copy of any SEC filings, including the Registration Statement, to the Distributor within one business day of any such filings. The Client represents that it will not use or authorize the use of any Marketing Materials unless and until such Marketing Materials have been approved and authorized for use by the Distributor. The Client shall provide and cause each other agent or service provider to the Client, including the Transfer Agent /Index Receipt Agent and investment adviser to the Funds, to provide to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

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(j) The Client shall not file any amendment to the Registration Statement or Prospectus that materially amends any provision therein which pertains to Distributor or the distribution of the Shares without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Client’s right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Client may deem advisable, such right being in all respects absolute and unconditional.

(k) The Client shall not list the Distributor as the principal underwriter or distributor in any post-effective amendment to the Registration Statement, which is filed for the purpose of creating a new Fund, without receiving prior written permission from the Distributor. At or before such time as a new Fund becomes effective, Client and Distributor agree to amend this Agreement for purposes of updating Exhibit A.

(l)	The Client agrees to advise the Distributor promptly in writing:

(i)	of any material action, correspondence, or other communication by the SEC or its staff relating to the Funds, including requests by the SEC for amendments to the Registration Statement or Prospectus;

(ii)	in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)	of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

(iv)	in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of any Fund at any time as permitted by the 1940 Act or the rules of the SEC; and

(v)	of the commencement of any material litigation or proceedings against the Client or any of its officers or directors in connection with the issue and sale of any of the Shares.

5. Representations and Warranties of the Client.

(a)       The Client hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)	it is duly organized and existing and in good standing under the laws of its jurisdiction of organization and is registered as an open-end management investment company under the 1940 Act;
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(ii)	the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action;

(iii)	it is conducting its business to which this Agreement relates in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws/operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)	the Prospectus is effective, no stop order of the SEC or any other federal, state or foreign regulatory authority, with respect thereto has been issued, no proceedings for such purpose have been instituted, or to its knowledge are being contemplated;

(v)	the Shares, when issued and delivered against payment of consideration, will be duly and validly authorized, issued, fully paid and non-assessable and free of statutory and contractual preemptive rights, rights of first refusal and similar rights;

(vi)	no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the issuance and sale of Shares, except the registration of the Shares under the 1933 Act;

(vii)	the Registration Statement, the Prospectus included therein and all Marketing Materials have been prepared by or at the direction of the Client and have been approved by the Client and shall be prepared, in all material respects, in conformity with all applicable law, including without limitation, the 1933 Act, the 1940 Act and the rules and regulations of the SEC and the applicable requirements of FINRA (the “Rules and Regulations”);

(viii)	the Registration Statement, the Prospectus included therein and any Marketing Materials contain all statements required to be stated therein or necessary to make the statements therein not misleading in accordance with the 1933 Act, the 1940 Act and the Rules and Regulations;

(ix)	all statements of fact contained in the Registration Statement, the Prospectus included therein and any Marketing Materials, are or will be true and correct in all material respects at the time indicated or the effective date, as the case may be, and none of the Registration Statement, the Prospectus included therein and any Marketing Materials shall contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects;
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(x)	except as otherwise noted in the Registration Statement and Prospectus, the offering price for all Creation Units will be the aggregate net asset value of the Shares per Creation Unit of the relevant Fund, as determined in the manner described in the Registration Statement and Prospectus;

(xi)	Shares will be listed on Listing Exchanges; it will not lend securities pursuant to any securities lending arrangement that would prevent any Fund from settling a Redemption Order when due; it will not name the Authorized Participant as an authorized participant and/or as underwriter in the Prospectus, Marketing Materials or on its or any Fund’s website without prior written consent of the Authorized Participant, unless such naming is required by law, rule or regulation;

(xii)	it owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Client’s business and for the offer, issuance, distribution and sale of the Shares in accordance with the terms of the Prospectus and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party;

(xiii)	upon delivery of Deposit or Fund Securities to an Authorized Participant in connection with a purchase or redemption of Creation Units, the Authorized Participant will acquire good and unencumbered title to such securities, free and clear of all liens, restrictions, charges and encumbrances, and not subject to any adverse claims and that such Fund and Deposit Securities will not be “restricted securities” as such term is used in Rule 144(a)(3)(i) under the 1933 Act; and

(xiv)	it shall file such amendment or amendments to the Registration Statement and each Fund’s Prospectus as, in the light of future developments, shall, in the opinion of the Client’s counsel, be necessary in order to have the Registration Statement and each Fund’s Prospectus at all times contain all material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances in which made, not misleading. The Client shall not file any amendment to the Registration Statement or each Fund’s Prospectus without giving the Distributor reasonable notice thereof in advance, provided that nothing in this Agreement shall in any way limit the Client’s right to file at any time such amendments to the Registration Statement or any Fund’s Prospectus as the Client may deem advisable. Notwithstanding the foregoing, the Client shall not be deemed to make any representation or warranty as to any information or statement provided by the Distributor for inclusion in the Registration Statement or any Fund’s Prospectus.

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6. Representations and Warranties of the Distributor.

(a) The Distributor hereby represents and warrants to the Client, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)	it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)	the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action;

(iii)	it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(iv)	it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA.

(b) In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations to the extent such laws, rules, and regulations relate to Distributor’s role as the principal underwriter of the Funds.

7. Fees and Expenses.

(a) The Distributor shall be entitled to no compensation or reimbursement of expenses from the Client for the services provided by the Distributor pursuant to this Agreement. The Distributor may receive compensation from the investment adviser to the Funds (the “Investment Adviser”) related to its services hereunder or for additional services as may be agreed to between the Investment Adviser and Distributor.

(b) The Client shall bear all costs and expenses related to the Funds, including, but not limited, to those in connection with(i) the registration of the Shares for sale under the 1933 Act; and (ii) the registration or qualification of the Shares for sale under the securities laws of the applicable jurisdictions, the costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related Marketing Material and all other communications with shareholders of the Funds, as well as all costs and expenses in connection with the offering of the Shares.

(c) For the services provided hereunder, the Distributor shall only bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws (subject to Distributor approved states and territories) and the expenses of continuing such registration or qualification.  The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

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8. Limitation of Liability.

(a) The Distributor shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by the Distributor in writing.

(b) The Distributor shall not be liable for any action taken or failure to act in good faith or reasonable reliance upon:

(i)	the advice of the Client, or counsel to the Client;

(ii)	any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction (the Distributor shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction);

(iii)	any written instruction or certified copy of any resolution of the Board, and the Distributor may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by the Distributor to have been validly executed; or

(iv)	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by the Distributor to be genuine and to have been signed or presented by the Client or other proper party or parties; and the Distributor shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which the Distributor reasonably believes in good faith to be genuine.

9. Indemnification.

(a) The Client shall indemnify and hold the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, agents and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the reasonable costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and reasonable and documented counsel fees incurred in connection therewith) (collectively, “Losses”) that any Distributor Indemnitee may incur, arising out of or relating to (i) the Distributor serving as distributor of the Funds pursuant to this Agreement; (ii) the Client’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) the Client’s failure to comply in all material respects with any applicable securities laws or regulations; or (iv) any claim that the Registration Statement, Prospectus, product description, shareholder reports, Marketing Materials or other information filed or made public by the Client (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act, the 1940 Act, the 1934 Act or any other statute or the common law, or violated any rule of FINRA or of the SEC or any other jurisdiction wherein Shares of the Funds are sold; provided, however, that the Client’s obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, product description, shareholder reports, Marketing Materials or other information filed or made public by the Client (as from time to time amended) in reasonable reliance upon and in strict conformity with information about the Distributor, furnished to the Client or its counsel by the Distributor in writing and intended specifically for use in such Registration Statement, Prospectus, product description, shareholder reports, Marketing Materials or other information filed or made public by the Client (as from time to time amended). In no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Client or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

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(b) The Distributor shall indemnify, defend and hold the Client, its affiliates, and each of their respective directors, officers, employees, representatives, and any person who controls or previously controlled the Client within the meaning of Section 15 of the 1933 Act (collectively, the “Client Indemnitees”), free and harmless from and against any and all Losses that any Client Indemnitee may incur, arising out of or based upon (i) the allegation of any wrongful act of the Distributor or any of its directors, officers, employees or affiliates in connection with its activities as Distributor pursuant to this Agreement; (ii) the Distributor’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement; or (iii) the Distributor’s failure to comply in all material respects with any applicable securities laws or regulations. In no event shall anything contained herein be so construed as to protect the Client against any liability to the Distributor to which the Client would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

In no case is the indemnifying party to be liable under this Section with respect to any claim made against any indemnified party unless the indemnified party notifies the indemnifying party in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the indemnified party (or after the indemnified party shall have received notice of service on any designated agent).

Failure by the indemnified party to notify the indemnifying party of any claim shall not relieve the indemnifying party from any liability that it may have to the indemnified party against whom such action is brought, on account of this Section, unless failure or delay to so notify the indemnifying party prejudices the indemnifying party’s ability to defend against such claim. The indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the indemnifying party elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by them. If the indemnifying party does not elect to assume the defense of any suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by them. The indemnifying party agrees to notify the indemnified party promptly of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the purchase or redemption of any of the Creation Units or the Shares.

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(c) No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of Section 9(a) or 9(b) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

(d) No person shall be obligated to provide indemnification under this Section 9 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section 9 to the maximum extent so permissible.

10. Authorized Participant Agreement Indemnification.

(a) The Client acknowledges and agrees that as part of its duties, Distributor will enter into, assume or become a party to AP Agreements. The APs may insert and require that Distributor agree to certain provisions in the AP Agreements that contain certain representations, duties, obligations, undertakings and indemnification that are not included in the form-of AP Agreement or lack certain representations, duties, and indemnification included in the Standard AP Agreement (“Non-Standard Obligations”). The Client agrees to perform, or cause to perform, all such Non-Standard Obligations under any Non-Standard AP Agreement. For the avoidance of doubt, any authorized participant agreement that materially deviates from the Standard AP Agreement shall be considered a “Non-Standard AP Agreement.”.

(b) To the extent that the Distributor, after the review and approval by the Client, enters into, assumes, or becomes a party to, any Non-Standard AP Agreement, the Client shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) any failure to perform any Non-Standard Obligations under any Non-Standard AP Agreement; (b) any representations made by the Distributor in any Non-Standard AP Agreement to the extent that the Distributor is not required to make such representations in the Standard AP Agreement; (c) any indemnification provided by the Distributor under a Non-Standard AP Agreement to the extent that such indemnification is beyond the indemnification that the Distributor provides to intermediaries in the Standard AP Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitee against any liability to the Client or its shareholders to which such Distributor Indemnitee would otherwise be subject by reason of its willful misfeasance, bad faith, or gross negligence in the performance or reckless disregard of its obligations or duties under the Non-Standard AP Agreement to the extent that such duties and obligations are the responsibility of the Distributor in the Standard AP Agreement.

11. Force Majeure. Neither party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, acts of nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

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12. Duration and Termination.

(a) This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof as of the date hereof and, with respect to each Fund not listed on Exhibit A on that date, on the date of the executed amendment to Exhibit A to this Agreement relating to that Fund. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof. Thereafter, if not terminated, this Agreement shall continue automatically in effect as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually in accordance with the requirements of the 1940 Act, as such requirements may be modified by rule, regulation, order or guidance of the SEC or its staff.

(b) Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, with respect to a particular Fund (i) through a failure to renew this Agreement at the end of a term or (ii) upon mutual consent of the parties. Further, this Agreement may be terminated upon no less than 60 days’ written notice, by either the Client through a vote of a majority of the members of the Board who are not interested persons, as that term is defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Agreement or by vote of a majority of the outstanding voting securities of a Fund, or by the Distributor.

(c) This Agreement will automatically terminate without the payment of any penalty in the event of its assignment as defined by the 1940 Act.

13. Anti-Money Laundering Compliance. The Distributor and the Client each individually represent that its anti-money laundering program (“AML Program”), at a minimum, (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training, (iii) includes an independent audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, and (vi) allows for appropriate regulators to examine its anti-money laundering books and records. Notwithstanding the foregoing, the Client acknowledges that the Authorized Participants are not “customers” for the purposes of 31 CFR Chapter X.

14. Privacy. The Distributor and the Client each individually represent and warrant that: (i) it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation and (ii) it will comply with Regulation S-P as applicable. Each party shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Funds.

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15. Confidentiality. During the term of this Agreement, the Distributor and the Client may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to one of the parties that is of value to such party and the disclosure of which could result in a competitive or other disadvantage to such party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, products, procedures, customer lists, and business plans. Confidential Information does not include: (i) information that was known to the receiving party before receipt thereof from or on behalf of the disclosing party; (ii) information that is disclosed to the receiving party by a third person who has a right to make such disclosure without any obligation of confidentiality to the party seeking to enforce its rights under this Section; (iii) information that becomes publicly known through lawful means; or (iv) information that is independently developed by the receiving party or its employees or affiliates without reference to the disclosing party’s information.

Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, will maintain commercially reasonable information security policies and procedures for protecting Confidential Information and will not use the other party’s Confidential Information other than in connection with its obligations hereunder. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any Agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and unless otherwise prohibited by law and will cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure. The parties agree that the procedures and restrictions set forth herein shall not apply to disclosures of Confidential Information to Distributor’s applicable regulatory authorities in connection with routine regulatory examinations or requests for information with respect to which Distributor shall be permitted to disclose such Confidential Information necessary to respond to such examinations or requests. The Distributor will advise such regulatory authorities of the confidential nature of such information.

16 Use of Names; Publicity. Each party shall not use the other party’s name in any offering material, shareholder report, Marketing Material or other material in a manner not approved by the other party in writing prior to such use, such approval not to be unreasonably withheld. Each party consents to all uses of its name as required by the SEC, any state securities commission, or any federal or state regulatory authority. Neither party will disclose any of the economic terms of this Agreement, except as may be required by law.

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17. Notices. Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by email, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

(i) To Foreside:	(ii) If to the Client:
Foreside Financial Services, LLC Attn: Legal Department 190 Middle Street, Suite 301 Portland, ME 04101 Email: legal@foreside.com With a copy to: etp-services@foreside.com	Impax Funds Series Trust I Attn: John Boese 30 Penhallow Street, Suite 100 Portsmouth, NH 03801 Email: j.boese@impaxam.com

18. Modifications. No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by both parties.

19. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to the choice of laws provisions thereof.

20. Survival. The provisions of Sections 8, 9, 10, 15, 16, 19, and 22 of this Agreement shall survive any termination of this Agreement.

21. Insurance. The Distributor, at its own expense, shall maintain insurance coverage in full force and effect, in an amount necessary and appropriate with respect to its business.

22. Fund Liability. This Agreement is executed by or on behalf of the Client with respect to each of the Funds and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Client individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. Separate and distinct records are maintained for each Fund and the assets associated with any such Fund are held and accounted for separately from the other assets of the Client, or any other Fund of the Client. The debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular Fund of the Client shall be enforceable against the assets of that Fund only, and not against the assets of the Client generally or any other Fund, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Client generally or any other Fund shall be enforceable against the assets of that Fund. The Client’s Agreement and Declaration of Trust is on file with the Client.

23. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

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24. Exclusivity. Nothing herein contained shall prevent the Distributor from entering into similar distribution arrangements or from providing the services contemplated hereunder to other investment companies or investment vehicles.

25. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronically transmitted signatures shall be deemed to be originals.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first set forth above.

Foreside Financial Services, LLC		Impax Funds Series Trust I

By:	/s/ Teresa Cowan	By:	/s/ Ed Farrington
Name:	Teresa Cowan	Name:	Ed Farrington
Title:	President	Title:	President
Date:	8 October 2025	Date:	8 October 2025

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EXHIBIT A

Fund Names

Impax Global Sustainable Infrastructure ETF

A-1